EXHIBIT 99.1

PRESS RELEASE

                  Contact:
                                                                                                                                 Trisha Tuntland
                                                                                                                                Director of Investor Relations
                                                                                                                                Cabot Microelectronics Corporation
                                                                                                                                    (630) 499-2600

CABOT MICROELECTRONICS CORPORATION REPORTS RESULTS
FOR SECOND QUARTER OF FISCAL 2016
•	Revenue of $99.2 Million Reflects Continued Soft Semiconductor Industry Demand, as Expected
•	GAAP Gross Profit Margin of 47.3 Percent of Revenue; Non-GAAP 48.4 Percent; Full Year GAAP Guidance Remains Unchanged at 49 to 51 Percent
•	GAAP Earnings Per Share of 37 Cents; Non-GAAP 41 Cents
•	Cash Flow From Operations of $25.4 Million; $15 Million of Share Repurchases

AURORA, IL, April 28, 2016 – Cabot Microelectronics Corporation (Nasdaq:  CCMP), the world's leading supplier of chemical mechanical planarization (CMP) polishing slurries and a growing CMP pad supplier to the semiconductor industry, today reported financial results for its second quarter of fiscal 2016, which ended March 31, 2016.

During the second fiscal quarter, total revenue was $99.2 million, reflecting continued soft semiconductor industry demand.  Gross profit margin was 47.3 percent of revenue; non-GAAP gross profit margin was 48.4 percent of revenue, excluding amortization expense related to the company's acquisition of NexPlanar Corporation.  The company recorded diluted earnings per share of $0.37 for the second fiscal quarter; non-GAAP diluted earnings per share were $0.41, excluding the NexPlanar amortization expense.  Cash flow from operations was $25.4 million.  During the quarter, the company purchased $15.0 million of stock under its share repurchase program.  As of March 31, 2016, the company's balance sheet reflected a cash balance of $226.4 million and $159.7 million of debt outstanding.  On April 15, the company paid its first regular quarterly cash dividend of $0.18 per share, or approximately $4.4 million in aggregate.

"This quarter we made significant progress on a number of strategic initiatives, although our financial results reflect continued soft semiconductor industry demand, consistent with my comments during our annual meeting on March 8," said David Li, President and CEO of Cabot Microelectronics.  "During the quarter we won new business in CMP slurries, pads, and slurry-and-pad consumable sets.  In particular, we advanced customer adoption of our new, high-performing colloidal silica-based dielectrics slurries.  In pads, we continued the successful integration of our NexPlanar acquisition and are leveraging combined capabilities to speed customer adoption.  We have qualified NexPlanar pads for a number of opportunities in less than six months – far shorter than our previous experience of generally 18 months or longer.  Furthermore, in March we earned Intel's most prestigious award for suppliers, the Supplier Continuous Quality Improvement Award, for the fourth consecutive year, for our performance in 2015.  We are proud of this repeated recognition, and also of the awards we have received from other customers over the years; we believe these awards are evidence of our ongoing ability to successfully deliver innovative, high-quality, high-performing, and reliable CMP solutions."

Mr. Li continued, "Looking ahead, we continue to expect stronger semiconductor industry demand in the second half of our fiscal year, and through the first month of our third fiscal quarter orders for our CMP products have notably strengthened.  With our continued focus on executing our strategic initiatives, strengthening and growing our current business, and building our pipeline of new business opportunities, we are confident that we are well positioned to deliver profitable growth for our company, particularly with improving near term demand conditions, and in light of longer term industry trends."

Key Financial Information

Total second fiscal quarter revenue of $99.2 million represents a decrease of 5.4 percent compared to the same quarter last year, reflecting continued softness in demand within the global semiconductor industry, continued soft demand for PCs, and competitive dynamics within data storage applications, all of which the company has previously disclosed.  Revenue from the company's CMP pads grew 35.1 percent year-over-year, and includes $5.4 million from NexPlanar.  Foreign exchange effects reduced revenue by $1.1 million, primarily due to the weaker Korean won versus the U.S. dollar.  Revenue for the first half of the fiscal year totaled $199.6 million, which is 7.9 percent lower than last year.  The decrease reflects similar factors as in the second fiscal quarter, as well as competitive dynamics in certain dielectrics applications previously disclosed.  Year to date revenue includes a $2.5 million adverse impact associated with foreign exchange rate changes, primarily the weaker Korean won and Japanese yen.

The company's full fiscal year GAAP gross profit guidance range of 49 to 51 percent of revenue, including NexPlanar, remains unchanged.  Gross profit for the quarter was 47.3 percent, including $1.1 million of NexPlanar amortization expense.  Excluding this amortization expense, non-GAAP gross profit was 48.4 percent of revenue, compared to 52.1 percent of revenue reported in the same quarter a year ago.  Other factors impacting gross profit this quarter compared to last year include lower sales volume and higher fixed manufacturing costs, including NexPlanar costs, partially offset by lower incentive compensation costs.  Year to date, gross profit was 48.6 percent of revenue, which includes $0.7 million of acquisition-related costs and $2.0 million of amortization expense related to NexPlanar.  Excluding these costs, non-GAAP gross profit for the first half of the fiscal year was 50.0 percent of revenue, compared to 51.5 percent last year.

Operating expenses, which include research, development and technical, selling and marketing, and general and administrative expenses, were $34.6 million in the second fiscal quarter, including $0.5 million of NexPlanar amortization expense.  Operating expenses were $0.6 million lower than the $35.2 million reported in the same quarter a year ago, primarily due to lower staffing related costs, including incentive compensation costs, and the absence of costs associated with last year's CEO transition, partially offset by NexPlanar staffing costs.  Year to date, total operating expenses were $70.4 million, which includes $2.1 million of NexPlanar acquisition-related costs and $0.8 million of amortization expense.  The company is lowering its full fiscal year guidance range for operating expenses to $139 million to $143 million, including NexPlanar; this is $2 million lower than the company's prior guidance range of $141 million to $145 million.

Net income for the quarter was $9.1 million, or $10.2 million on a non-GAAP basis, excluding NexPlanar amortization expense, down from $13.8 million reported in the same quarter last year.  Net income was lower than in the same quarter last year primarily due to lower revenue and a lower gross profit margin.  Year to date, net income was $20.4 million, or $24.1 million on a non-GAAP basis, excluding the referenced costs related to the NexPlanar acquisition, down from $33.7 million reported last year.

Diluted earnings per share were $0.37 this quarter, or $0.41 on a non-GAAP basis, excluding amortization expense related to the acquisition, compared to $0.55 reported in the second quarter of fiscal 2015.  Year to date, diluted earnings per share were $0.83, or $0.98 on a non-GAAP basis, compared to $1.36 last year.

CONFERENCE CALL
Cabot Microelectronics Corporation's quarterly earnings conference call will be held today at 9:00 a.m. Central Time.  The conference call will be available via live webcast and replay from the company's website, www.cabotcmp.com, or by phone at (844) 825-4410.  Callers outside the U.S. can dial (973) 638-3236.  The conference code for the call is 82779243.  A transcript of the formal comments made during the conference call will also be available in the Investor Relations section of the company's website.

USE OF NON-GAAP FINANCIAL INFORMATION
The company presented the following measures considered as non-GAAP by the U.S. Securities and Exchange Commission:  gross profit margin, net income and diluted earnings per share excluding the effects of NexPlanar acquisition-related costs and amortization expense.  The non-GAAP financial information provided in this press release is a supplement to, and not a substitute for, the company's financial results presented in accordance with U.S. GAAP.  These non-GAAP financial measures are provided to enhance the investor's understanding about the company's ongoing operations.  Specifically, the company believes the NexPlanar acquisition-related costs and amortization expense are not indicative of its core operating results, and thus presents its gross profit margin, net income and diluted earnings per share excluding these costs.  The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for results prepared and presented in accordance with U.S. GAAP.  A reconciliation table of GAAP to non-GAAP financial measures, including gross profit percentage, net income and diluted earnings per share, is contained in this press release.

ABOUT CABOT MICROELECTRONICS
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP polishing slurries and a growing CMP pad supplier to the semiconductor industry.  The company's products play a critical role in the production of advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers.  The company's mission is to create value by developing reliable and innovative solutions, through close customer collaboration, that solve today's challenges and help enable tomorrow's technology.  The company has approximately 1,100 employees on a global basis.  For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Trisha Tuntland, Director of Investor Relations at 630-499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute "forward looking statements" within the meaning of federal securities regulations.  These forward-looking statements include statements related to: future sales and operating results; growth or contraction, and trends in the industry and markets in which the company participates; the company's management; various economic factors and international events; regulatory or legislative activity; product performance; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property; new product introductions; development of new products, technologies and markets; the company's supply chain; natural disasters; the acquisition of or investment in other entities; uses and investment of the company's cash balance, including dividends and share repurchases, which may be suspended, terminated or modified at any time for any reason, based on a variety of factors; financing facilities and related debt, payment of principal and interest, and compliance with covenants and other terms; the company's capital structure; the company's current or future tax rate; and the operation of facilities by Cabot Microelectronics Corporation.  These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics' filings with the SEC, that could cause actual results to differ materially from those described by these forward-looking statements.  In particular, see "Risk Factors" in the company's quarterly report on Form 10-Q for the quarter ended December 31, 2015 and in the company's annual report on Form 10-K for the fiscal year ended September 30, 2015, both filed with the SEC.  Cabot Microelectronics assumes no obligation to update this forward-looking information.

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and amounts in thousands, except per share amounts)

	Quarter Ended			Six Months Ended
	March 31,	December 31,	March 31,	March 31,	March 31,
	2016	2015	2015	2016	2015

Revenue	$99,244	$100,369	$104,858	$199,613	$216,792

Cost of goods sold	52,348	50,174	50,182	102,522	105,142

Gross profit	46,896	50,195	54,676	97,091	111,650

Operating expenses:

Research, development & technical	14,934	14,828	15,131	29,762	30,149

Selling & marketing	6,668	6,749	5,777	13,417	13,416

General & administrative	12,990	14,263	14,296	27,253	26,047

Total operating expenses	34,592	35,840	35,204	70,432	69,612

Operating income	12,304	14,355	19,472	26,659	42,038

Interest expense	1,191	1,167	1,059	2,358	1,965

Other income (expense), net	452	190	(332)	642	725

Income before income taxes	11,565	13,378	18,081	24,943	40,798

Provision for income taxes	2,434	2,069	4,270	4,503	7,071

Net income	$9,131	$11,309	$13,811	$20,440	$33,727

Income available to common shareholders	$9,090	$11,182	$13,628	$20,280	$33,397

Basic earnings per share	$0.38	$0.46	$0.57	$0.84	$1.40

Weighted average basic shares outstanding	24,061	24,142	24,057	24,070	23,845

Diluted earnings per share	$0.37	$0.46	$0.55	$0.83	$1.36

Weighted average diluted shares outstanding	24,408	24,549	24,693	24,444	24,582

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited and amounts in thousands)

	March 31,	September 30,
	2016	2015
ASSETS:

Current assets:
Cash and cash equivalents	$226,388	$354,190
Accounts receivable, net	52,087	49,405
Inventories, net	76,325	70,678
Other current assets	16,716	20,235
Total current assets	371,516	494,508

Property, plant and equipment, net	104,315	93,743
Other long-term assets	188,755	72,223
Total assets	$664,586	$660,474

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$16,273	$15,448
Current portion of long-term debt	8,750	8,750
Accrued expenses, income taxes payable and other current liabilities	34,455	36,446
Total current liabilities	59,478	60,644

Long-term debt, net of current portion	150,938	155,313
Other long-term liabilities	17,045	15,553
Total liabilities	227,461	231,510

Stockholders' equity	437,125	428,964
Total liabilities and stockholders' equity	$664,586	$660,474

CABOT MICROELECTRONICS CORPORATION
U.S. GAAP to Non-GAAP Reconciliation
Gross Profit as a Percentage of Revenue, Net Income and Diluted Earnings Per Share
(Unaudited and amounts in thousands, except per share and percentage amounts)

The following presents reconciliation of the Non-GAAP financial measures included in the Cabot
Microelectronics Corporation press release dated April 28, 2016.

	Three Months Ended March 31, 2016			Six Months Ended March 31, 2016

	U.S. GAAP	Adjustments	Non-GAAP	U.S. GAAP	Adjustments	Non-GAAP
Gross profit	$46,896	$1,143	$48,039	$97,091	2,734	$99,825
Gross profit as a percentage of revenue (1)	47.3%		48.4%	48.6%		50.0%

Net income (2)	$9,131	$1,036	$10,167	$20,440	$3,633	$24,073

Diluted earnings per share (3)	$0.37	$0.04	$0.41	$0.83	$0.15	$0.98

(1) Non-GAAP gross profit as a percentage of revenue for the three months ended March 31, 2016 excludes $1,143 of NexPlanar amortization expense.
Non-GAAP gross profit as a percentage of revenue for the six months ended March 31, 2016 excludes $706 on NexPlanar acquisition-related costs and $2,028 of NexPlanar amortization expense. Acquisition-related costs include the fair value markup of NexPlanar inventory sold and post-acquisition employee severance.

(2) Non-GAAP net income for the three months ended March 31, 2016 excludes the items mentioned above in (1) plus $467 of NexPlanar amortization expense recorded in operating expenses. These adjustments are partially offset by a $574 related increase in the provision for income taxes. Non-GAAP net income for the six months ended March 31, 2016 excludes the items mentioned above in (1) plus $2,074 of NexPlanar acquisition-related costs and
$829 of NexPlanar amortization expense recorded in operating expenses. The $2,074 in acquisition-related costs include share-based compensation expense for certain unvested NexPlanar stock options settled in cash at the date of the acquisition, post-acquisition employee severance, share-based compensation expense for accelerated vesting of certain replacement stock options, and professional fees incurred directly related to the acquisition.
These adjustments are partially offset by a $2,004 related increase in the provision for income taxes.

(3) Non-GAAP diluted earnings per share is calculated based upon Non-GAAP net income.